EXHIBIT 21.1
SUBSIDIARIES
GGC Pharmaceuticals, Inc.
On September 30, 2005, CytRx Corporation (the “Company”) completed the merger of CytRx Laboratories, Inc., previously a wholly owned subsidiary of the Company and the owner of its Massachusetts laboratory, with and into the Company.